LAW OFFICES OF LEONARD R. GLASS, P.A.
                         45 Central Ave.
                          P.O. Box 579
                  Tenafly, New Jersey 07670-0579
                         (201) 894-9300

                         December 11, 1998

CTC Communications Corp.
360 Second Ave.
Waltham MA 02154

Re:  Registration Statement on Form S-8 Under the Securities Act of 1933

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the 1998 Incentive Plan (as to 1,500,000 shares), the 1996 Stock Option Plan (as to 1,000,000 shares) and the Employee Stock Purchase Plan (as to 750,000 shares) (collectively, the "Plans" and "Shares") as appropriate. As legal counsel for CTC Communications Corp., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that the Shares, when issued and sold in the manner described in and required by the Plans, will be legally and validly issued, fully-paid and non-assessable.

     Attorneys in the law firm of Law Offices of Leonard R. Glass, P.A., beneficially own approximately two (2%) percent of the outstanding shares of the Company's Common Stock.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under Item 5, Interest of Named Experts and Counsel, in the Registration Statement.

               Very truly yours,


              /s/ LAW OFFICES OF LEONARD R. GLASS, P.A.
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                  LAW OFFICES OF LEONARD R. GLASS, P.A.